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SECOND AMENDED AND RESTATED

TENET EXECUTIVE

DEFERRED COMPENSATION PLANS TRUST

Effective December 21, 2000

SECOND AMENDED AND RESTATED
TENET EXECUTIVE
DEFERRED COMPENSATION PLANS TRUST

    This Trust Agreement (the "Agreement") is made and entered into as of this 21st day of December, 2000, by and between Tenet Healthcare Corporation, a Nevada corporation (the "Company") and Wachovia Bank, N.A. (the "Trustee") with reference to the following facts:

    A.  The Company previously established an executive deferred compensation and excess benefit plan, known as the Tenet Executive Deferred Compensation and Supplemental Savings Plan (the "Supplemental Plan"), effective November 10, 1995, to provide benefits to both the employees and directors of the Company and its subsidiaries.

    B.  The Company has now established an executive deferred compensation and excess benefit plan, known as the Tenet 2001 Deferred Compensation Plan (the "Plan"), effective October 11, 2000, to provide benefits to certain employees and directors of the Company. The Plan and the Supplemental Plan, as they may be amended, restated or replaced from time to time, are referred to herein collectively as the "Plans".

    C.  In connection with the adoption of the Plan, the Company intends to transfer to the Plan the account balances of certain participants in the Supplemental Plan.

    D.  The Company and its "Affiliates" (as defined under sections 414(b),(c) and (m) of the Internal Revenue Code of 1986, as amended (the "Code")) have incurred and expect to continue to incur liability under the terms of the Plans with respect to the individuals participating in such plans.

    E.  It is the intention of the parties that this Trust shall continue to constitute an unfunded arrangement and shall not affect the status of the Plans as unfunded plans maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees and directors for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    F.  It is the intention of the Company to make contributions to the Trust to provide a source of funds to assist it in meeting its liabilities under the Plans.

    NOW, THEREFORE, the parties do hereby amend and restate the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

ARTICLE 1
FUNDING OF TRUST

    1.1 The Trust shall initially be funded by the assets described in Schedule 1, attached hereto and incorporated herein by reference, as the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Agreement.

    1.2 The Company shall contribute to the Trust such additional amounts as the Company shall reasonably decide are necessary to provide for all benefits payable under the Plans.

    1.3 The Trust is intended to continue to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, and shall be construed accordingly.

    1.4 The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of participants in the Plans and general creditors as herein set forth. Participants and their beneficiaries under the Plans shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plans and this Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3.1 herein.

    1.5 Upon a Change of Control, as defined in Section 13.4 herein, and on the last day of every calendar quarter commencing with the first calendar quarter beginning after the month in which a Change of Control occurs (a "Quarter"), the Company shall, as soon as possible, but in no event longer than thirty (30) days following the Change of Control and no longer than ten (10) days after the end of each Quarter, make an irrevocable contribution to the Trust in an amount that is sufficient, together with all assets held by the Trust as of such date, to pay to each participant or beneficiary, on a pre-tax basis, the benefits to which such participants or their beneficiaries would be entitled pursuant to the terms of the Plans as of the later of the date on which the Change of Control occurred or the last day of each Quarter. The Company shall notify the Trustee immediately following verification that a Change of Control has occurred.

ARTICLE 2
PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES

    2.1 Upon the occurrence of a Change of Control, the Company shall deliver to the Trustee a schedule (the "Payment Schedule") that indicates the amounts payable with respect to each participant (and his or her beneficiaries) under the Plans, and provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plans), the time of commencement for payment of such amounts and the period of time over which such amounts are to be paid and the monthly amount of such payments if such amounts are to be paid over time. Except as otherwise provided herein, the Trustee shall make payments to participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall not be responsible for determining the accuracy of the amounts to be paid according to the Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes pursuant to the terms of the Plans and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company.

    2.2 The entitlement of a participant or his or her beneficiaries to benefits under the Plans shall be determined by the Company or such party as it shall designate under the Plans, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plans.

    2.3 The Company may make payment of benefits directly to participants or their beneficiaries as they become due under the terms of the Plans. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plans, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify the Company in the event that principal and earnings of the Trust are not sufficient to make payments of benefits in accordance with the terms of the Plans.

ARTICLE 3
TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO
TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT

    3.1 The Trustee shall cease payment of benefits to participants and their beneficiaries under the Plans if the Company is "Insolvent". The Company shall be considered "Insolvent" for purposes of this

Trust Agreement if (a) the Company is unable to pay its debts as they become due, or (b) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

    3.2 At all times during the continuation of this Trust, as provided in Section 1.4 hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

      (a) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing if the Company is Insolvent. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits, from the Trust, to participants or their beneficiaries under the Plans.

      (b) Unless the Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Board of Directors or Chief Executive Officer of the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's Insolvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's Insolvency.

      (c) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments from the Trust to participants or their beneficiaries under the Plans and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plans or otherwise.

      (d) The Trustee shall resume the payment of benefits to participants or their beneficiaries under the Plans in accordance with Article 2 of this Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

    3.3 Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to participants or their beneficiaries under the terms of the Plans for the period of such discontinuance, less the aggregate amount of any payments made to the such participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

ARTICLE 4
PAYMENTS TO COMPANY

    4.1 Except as provided in Article 3 hereof, upon the occurrence of a Change of Control, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to participants and their beneficiaries pursuant to the terms of the Plans.

ARTICLE 5
INVESTMENT AUTHORITY

    5.1 The Trustee shall invest contributions made by the Company to the Trust and any income thereon in accordance with the directions of the Company. The Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by the Company. All rights associated with assets of the Trust shall be exercised by the Trustee, or the person designated by the Trustee, and shall in no event be exercisable by or rest with participants in the Plans. The Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any assets held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity. If the assets of the Trust include Company stock, the Trustee shall hold the stock until such time as the stock must be liquidated to pay participants or their beneficiaries benefits under the Plans or until such time as the Trustee determines it to be clearly imprudent to retain the stock to preserve the principal balance required to maintain adequate funding for future payments due to participants or their beneficiaries under the Plans.

    5.2 No investment shall be made in real property, mineral interests, or leaseholds.

    5.3 Prior to a Change of Control, as defined in Section 13.4 herein, the voting and other rights in securities or other assets held in the Trust shall be exercised by the Trustee as directed by the Company.

    5.4 The Trustee shall hold (and have the duty of safekeeping) any policy of insurance contributed to the Trust or purchased by the Trust at the direction of the Company. Any such insurance policy may be on the life of a participant.

      (a) Upon the direction of the Company, the Trustee shall use, to the extent available, contributions made by the Company or apply any assets of the Trust to the purchase of a policy of life insurance on the life of a participant. In connection with the purchase of any policy of insurance, the Trustee may also engage in the following activities: the payment of premiums, reinvestment of policy proceeds back into remaining policies, application of any cash value to the purchase of paid-up insurance or of extending insurance, borrowing upon any policy for the payment of premiums due on any policy, accepting the cash value of any policy upon cancellation or forfeiture thereof and applying such value to the payment of premiums due on any policy, and applying cash contributions received by the Trustee and as directed by the Company. In the absence of written direction of the Company, the Trustee shall not be under any obligation to pay any premiums that may become due or payable under the provisions of any insurance policy held in the Trust.

      (b) In addition to the powers and duties set forth above, the Trustee, as owner of any insurance policy or policies held in the Trust shall enjoy for the purposes of this Trust all options, benefits, privileges and rights under such policy or policies and, prior to a Change of Control, shall exercise such in accordance with the direction of the Company.

      (c) Upon the death of a participant upon whose life an insurance policy was purchased, the Trustee shall receive any or all of the proceeds and benefits of any insurance on the life of the participant as are actually paid to the Trust. The Trustee shall take any and all steps reasonably necessary for the collection of such proceeds, including the institution of proceedings at law or in equity to enforce payment thereof, which steps shall be taken at the direction of the Company prior to the occurrence of a Change of Control.

    5.5 Prior to a Change of Control, the Company shall have the right to contribute to the Trust shares of the Company's common stock, par value $.075 per share ("Company Stock"). To the extent Company Stock is contributed to the Trust, it shall be held by the Trustee pursuant to this Section 5.5.

    5.6 (a)  Purchases and sales of Company Stock shall be made on the date on which the Trustee receives from the Company in good order all information and documentation necessary to accurately effect such purchases and sales (or, in the case of purchases, the subsequent date on which the Trustee has received a wire transfer of the funds necessary to make such purchases). Purchases and sales of Company Stock shall be made on the open market as necessary unless the following applies:

         (i) The Trustee is unable to determine the number of shares required to be purchased or sold on such day; or

        (ii) The Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

        (iii) The Trustee is prohibited by the Securities and Exchange Commission, the New York Stock Exchange or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such days.

  In the event of the occurrence of the circumstances described in (i), (ii) or (iii) above, the Trustee shall purchase or sell such shares as soon as possible thereafter and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively. The Trustee may follow written directions from the Company to deviate from the above purchase and sale procedures.

      (b) The Company hereby directs the Trustee to use Wachovia Securities, Inc. (WSI) to provide brokerage services in connection with any purchase or sale of Company Stock subject to the requirement that the Trustee take all reasonable steps to assure that the Trust receives best execution on any transaction. The provision of brokerage services shall be subject to the following:

         (i) To the extent such services are utilized, as consideration for such brokerage services, the Company agrees that WSI shall be entitled to remuneration under this authorization provision in accordance with a fee schedule agreed to in writing by the Company and WSI;

        (ii) Any successor organization of WSI, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this authorization provision;

        (iii) The Trustee and WSI shall continue to rely on this authorization provision until notified to the contrary. The Company reserves the right to terminate this authorization upon sixty (60) days written notice to WSI (or its successor) and the Trustee.

    5.7 The Company shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust's ownership of Company Stock, including, without limitation, any reports required under Section 13 or 16 of the Securities Exchange Act of 1934, as amended, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Company Stock pending the filing of any report. The Company shall be responsible for the registration of any Plan interests required under Federal or state securities laws. The Trustee shall provide to the Company such information on the Trust's ownership of Company Stock as the Company may reasonably request in order to comply with Federal or state securities laws.

ARTICLE 6
DISPOSITION OF INCOME

    6.1 During the term of this Trust, all income received by the Trust, net of expenses, shall be accumulated and reinvested at the direction of the Company until the occurrence of a Change of Control.

ARTICLE 7
ACCOUNTING BY TRUSTEE

    7.1 The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within sixty (60) days following the close of each calendar year and within sixty (60) days after the resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

ARTICLE 8
RESPONSIBILITY OF TRUSTEE

    8.1 The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plans or this Agreement and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

    8.2 If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee's reasonable costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. The Company shall not indemnity Trustee for any litigation arising in connection with the Trustee's gross negligence or misconduct. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

    8.3 (a)  The Trustee may consult with legal counsel (who may be in-house or outside counsel for the Company) with respect to any of its duties or obligations hereunder.

      (b) Upon receipt by the Trust or Trustee, as the case may be, of notice or commencement (by way of service with a summons or other legal process giving information as to the nature and basis of the claim) of a claim, action or proceeding (a "Legal Proceeding") involving or against the Trustee or the Trust, as the case may be, arising in connection with the Trust, the Trustee shall promptly notify the Company with respect thereto. The Company will, if requested by the Trustee and/or in the Company's sole and absolute discretion, assume the defense of any such Legal Proceeding and will employ counsel reasonably satisfactory to the Trustee and pay the fees and expenses of such counsel, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel retained by the Trustee in connection with such Legal Proceeding. The Company shall notify the Trustee, within ten (10) calendar days of the Company's receipt of notice from the Trustee of any such Legal Proceeding, of the Company's intent to assume the defense of any such Legal Proceeding and employ counsel. If the Company fails to provide such notice to the Trustee, the Trustee will be entitled to assume the defense of any such Legal Proceeding and employ counsel in accordance with Section 8.2 above.

      (c) If the Company has exercised its discretion to assume the defense of any Legal Proceeding and to employ counsel, the Trustee shall have the right to participate in any such Legal Proceeding and to retain its own counsel, but, notwithstanding any provision of this Agreement to the contrary, the fees and expenses of such counsel shall be at the expense of the Trust and/or Trustee, as the case may be, unless (i) the Company and the Trustee mutually shall have agreed in writing to the retention of such counsel, or (ii) the named parties to any such Legal Proceeding (including any impleaded parties) include both the Company and the Trust and/or Trustee, as the case may be, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between the Company and the Trust and/or Trustee, as the case may be; provided, however, that in no event shall the Company be liable for the reasonable fees and expenses of more than one firm of attorneys (in addition to any local counsel) in connection with any one Legal Proceeding or separate but substantially similar or substantially related Legal Proceedings in the same jurisdiction arising out of the same facts and circumstances.

      (c) The Company shall not be liable for any settlement of any Legal Proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company shall be obligated for any loss or liability by reason of such settlement or judgment. The Company will not settle any claim, action or proceeding (i) in which the Trust and/or Trustee, as the case may be, is a named party, or (ii) pursuant to which settlement any responsibility, culpability or liability is imposed on, or ascribed to, the Trust and/or Trustee, as the case may be, without the written consent of the Trust and/or Trustee, as the case may be, which consent shall not be unreasonably withheld.

      (d) Notwithstanding the provisions of Section 8.3(b) above to the contrary, upon the occurrence of a Change of Control, as defined in Section 13.4, the Trustee shall have sole and absolute discretion to assume the defense of any such Legal Proceeding and employ counsel in accordance with Section 8.2 above.

    8.4 The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

    8.5 The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

    8.6 Notwithstanding any powers granted to the Trustee pursuant to this Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

    8.7 Notwithstanding any provision in this Agreement to the contrary, in the event of a Change of Control, as defined in Section 13.4, the Trustee is hereby directed to sell any and all shares of Company stock, or other stock that is received by the Trustee in exchange for such Company stock as a result of the Change of Control, which the Trustee holds as a Trust asset, as soon as practicable following such Change of Control. The Trustee shall invest any and all proceeds that it receives as a result of such sales that are not immediately needed in order to make distributions to participants and their beneficiaries under the Plans in United States government securities and/or securities of United States government agencies. Additionally, if the Trustee sells any Company stock prior to a Change of Control, the proceeds from any such sale that are not immediately needed in order to make distributions to participants and their beneficiaries under the Plans also shall be invested by the Trustee in United States government securities and/or securities of United States government agencies with an average portfolio maturity of two (2) years.

    8.8 The Company hereby indemnifies the Trustee against losses, liabilities, claims, costs and expenses in connection with the administration of the Trust, unless resulting from the gross negligence or misconduct of Trustee. To the extent the Company fails to make any payment on account of an indemnity provided in this paragraph in a reasonably timely manner, the Trustee may obtain payment from the Trust.

ARTICLE 9
COMPENSATION AND EXPENSES OF TRUSTEE

    9.1 The Company shall pay all reasonable administrative and Trustee's fees and expenses. If not so paid, such reasonable fees and expenses shall be paid from the Trust.

    9.2 In the event of a Change of Control or any other matter, which in the Trustee's reasonable discretion requires the Trustee to perform services in addition to the Trustee's custodial and investment responsibilities under this Agreement, including, without limitation, the Trustee's responsibilities under Section 8.7, which shall not be considered additional responsibilities upon a Change of Control, the Trustee shall be entitled to a reasonable additional fee as provided in this Article 9. The Trustee shall be compensated at rates agreed to by the Company and the Trustee, not to exceed its normal hourly rates for all reasonable additional services and for the reasonable fees and expenses of its counsel or other experts required to be engaged by the Trustee. Such amounts shall be paid by the Company to the Trustee within sixty (60) days of billing, provided that if timely payment is not made by the Company, the Trustee may discharge any such obligation out of the Trust assets, regardless of whether the Trust is fully funded.

    9.3 In the event of the termination of the Trust or the removal or resignation of the Trustee, the Trustee shall be entitled to withhold out of the Trust assets all amounts due to the Trustee pursuant to this Article 9. This Section 9.3 shall supersede any conflicting provision of this Agreement or the Plans.

ARTICLE 10
RESIGNATION AND REMOVAL OF TRUSTEE

    10.1 The Trustee may resign at any time by written notice to the Company, which shall be effective one hundred and twenty (120) days after receipt of such notice unless the Company and Trustee agree otherwise.

    10.2 Subject to Section 10.3, the Trustee may be removed by the Company on ninety (90) days notice or upon shorter notice accepted by the Trustee.

    10.3 Upon a Change of Control, as defined herein, the Trustee may not be removed by the Company for three (3) years following the date of such Change of Control.

    10.4 If the Trustee resigns within three (3) years following a Change of Control, as defined herein, the Trustee shall select a successor Trustee in accordance with the provisions of Section 11.2 hereof prior to the effective date of the Trustee's resignation or removal.

    10.5 Upon resignation or removal of the Trustee and appointment of a successor Trustee, all Trust assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

    10.6 If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Article 11 hereof, by the effective date of resignation or removal under Section 10.1 or 10.2. If no such appointment has been made, the Trustee or the Company may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All reasonable expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

ARTICLE 11
APPOINTMENT OF SUCCESSOR

    11.1 If the Trustee resigns or is removed in accordance with Section 10.1 or 10.2 hereof, the Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

    11.2 If the Trustee resigns or is removed pursuant to the provisions of Section 10.4 hereof and selects a successor Trustee, the Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

    11.3 The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Articles 7 and 8 hereof. The successor Trustee shall not be responsible for, and the Company shall indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

ARTICLE 12
AMENDMENT OR TERMINATION

    12.1 This Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plans or shall make the Trust revocable.

    12.2 The Trust shall not terminate until the date on which participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plans. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.

    12.3 Upon written approval of all participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plans, the Company may terminate this Trust prior to the time all benefit payments under the Plans have been made. The Company shall provide verification to the Trustee that all such participants or beneficiaries entitled to benefits under the Plans have in fact approved the termination of the Trust. All assets in the Trust at termination shall be returned to the Company.

    12.4 Section 1.5, Article 4, Article 5, Section 8.7, Section 10.3, Section 10.4, Section 12.4 and Section 13.4 of this Agreement may not be amended by Company for three (3) years following a Change in Control, as defined herein.

ARTICLE 13
MISCELLANEOUS

    13.1 Any provision of this Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

    13.2 Benefits payable to participants and their beneficiaries under the Plans pursuant to this Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged,

encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

    13.3 This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except to the extent preempted by ERISA or the Code.

    13.4 For purposes of this Trust, a "Change of Control" of the Company shall be deemed to have occurred if either (i) any person, as such term is used in Section 13(c) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, or (ii) individuals who, as of August 1, 2000, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that (a) any individual who becomes a director of the Company subsequent to August 1, 2000, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board, and (b) no individual who is elected initially (after August 1, 2000) as a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any other actual or threatened solicitations of proxies or consent by or on behalf of any person other than the Incumbent Board shall be deemed to have been a member of the Incumbent Board.

    13.5 If a participant or his or her beneficiary is required to institute a legal proceeding in order to enforce his or her rights under this Agreement and the Plans and such participant or beneficiary prevails in such legal proceeding, then the Company shall reimburse such participant or beneficiary for the reasonable legal fees and expenses incurred in bringing and prosecuting such legal proceeding.

ARTICLE 14
EFFECTIVE DATE

    14.1 The effective date of this Agreement shall be the date first written above.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

"COMPANY"
TENET HEALTHCARE COMPANY

By:	/s/ ALAN R. EWALT
Its:	EVP—Human Resources

"TRUSTEE"
WACHOVIA BANK, N.A.

By:	/s/ GREGORY FORBES
Its:	Gregory Forbes, V.P. of Wachovia Bank, N.A.

Schedule 1

Second Amended and Restated Tenet Executive
Deferred Compensation Plans Trust

Schedule of Assets

1.
Seven Hundred Fifty Thousand (750,000) shares of the $0.075 par value per share common stock of Tenet Healthcare Corporation.

2.
Fifty Million ($50 million) U.S. dollars to be used for the purchase of corporate-owned life insurance.

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SECOND AMENDED AND RESTATED TENET EXECUTIVE DEFERRED COMPENSATION PLANS TRUST
ARTICLE 1 FUNDING OF TRUST
ARTICLE 2 PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES
ARTICLE 3 TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT
ARTICLE 4 PAYMENTS TO COMPANY
ARTICLE 5 INVESTMENT AUTHORITY
ARTICLE 6 DISPOSITION OF INCOME
ARTICLE 7 ACCOUNTING BY TRUSTEE
ARTICLE 8 RESPONSIBILITY OF TRUSTEE
ARTICLE 9 COMPENSATION AND EXPENSES OF TRUSTEE
ARTICLE 10 RESIGNATION AND REMOVAL OF TRUSTEE
ARTICLE 11 APPOINTMENT OF SUCCESSOR
ARTICLE 12 AMENDMENT OR TERMINATION
ARTICLE 13 MISCELLANEOUS
ARTICLE 14 EFFECTIVE DATE
Schedule 1